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The following is a letter sent to certain shareholders by SunTrust Banks, Inc. on March 8, 2019.

Building Financial Confidence William H. Rogers, Jr. Chairman and Chief Executive Officer SunTrust Banks, Inc. To my fellow owners, I must admit that it is incredibly bittersweet to be writing my final letter as Chairman and CEO of SunTrust Banks, Inc. SunTrust is a truly great Company—the SunTrust brand and legacy is one that I am incredibly attached to and proud of, one that is well respected within the community, and one that many current and former teammates have worked extremely hard to build and enhance. We all stand on the shoulders of others, and I thank all past CEOs who built something special. But, great companies cannot stand still. We must be focused forward, we must be willing to evolve and respond to changing dynamics in our industry, and we must be willing to take risks and disrupt ourselves. On February 7th, we announced a merger of equals with BB&T. Some view this announcement as the end of an era. I view this as the beginning of something epic and profoundly transformational. I am extremely confident in our future, and I have the utmost conviction that this merger of equals between two great companies positions us to achieve so much more together than we could ever do alone. I do not want you to think of this transaction as the coming together of two legacy institutions, but rather the combination of two strong foundations to create a different bank, to create the premier financial institution. Individually, SunTrust and BB&T are two very strong financial institutions; together, we have an opportunity to be the best. A common question I get is, ‘Why BB&T?’ The answer starts with leadership— Kelly King, Chairman and CEO of BB&T, is a strong, purposeful leader and I have the utmost respect for him and his team. Kelly and I share a common vision about the future of banking, the importance of embracing the opportunity for disruption, and the need to make significant investments in transformational technology to drive a sustainable competitive advantage. “I am extremely confident in our future, and I have the utmost conviction that this merger of equals between two great companies positions us to achieve so much more together than we could ever do alone.”

“Our mission and purpose-driven cultures are incredibly complementary, and they will be the foundation upon which we build the combined company.”

The next derivative of leadership is culture—and culture matters. A merger of equals does not work unless the two companies are like-minded and have strong cultural alignment. At SunTrust, we define our purpose as Lighting the Way to Financial Well-Being. At BB&T, their mission is to Make the World a Better Place to Live. Our mission and purpose-driven cultures are incredibly complementary, and they will be the foundation upon which we build the combined company. We both believe that teammates and associates want to work for companies that stand for something, and we are committed to making this the best bank in the country to work for.

Culture and leadership are the two big qualitative factors in any combination, but equally important are the strategic and financial merits of the transaction. On this front, you could not draw up a better partnership than SunTrust and BB&T. The combination between our two institutions is highly synergistic, financially compelling, and transformative.

- This merger brings two *highly synergistic* and complementary business models together to create one of the most diverse and comprehensive business mixes in banking. We believe this is a powerful combination with compelling revenue synergy opportunities as we each grow our specialized businesses into an expanded client base and drive further scale into certain businesses, while attracting new clients along the way. We also have a great opportunity to recognize top talent and select the best business processes, technology, and locations from both SunTrust and BB&T, which will position us for success for years to come.
- The results of this transaction could not be more *financially compelling*. It has the potential to produce industry-leading financial performance, evidenced by a 51% tangible efficiency ratio and a return on tangible common equity of 22%[1].
- And finally, this combination is *transformational*—it provides us with the scale we need to compete and win in the rapidly evolving world of financial services. Together, we have the capacity for accelerated investments in technology. We will lead with an innovative mindset and embrace the opportunity for disruption, all with the goal of creating a superior, differentiated client experience.

Kelly and I have had many conversations about our mutual desire to focus forward and position our companies for future success. Our increased capacity for investments, when combined with our revenue synergy opportunities, creates a compelling growth story which is one of the many reasons we believe this is the beginning of something epic.


Creating a place where our ASSOCIATES can learn, grow and be fulfilled in their work
Helping our CLIENTS achieve economic success and financial security
Make the World A Better Place To Live
Making the COMMUNITIES in which we work better places to be; and thereby:
Optimizing the long-term return to our SHAREHOLDERS, while providing a safe and sound investment
Our principles: client first, one team, executional excellence, profitable growth
Our values: trust, passion to win, precision, courage
Lighting the Way to Financial Well-Being
Our performance promise: we will be the best financial services company through deepest client relationships, top financial performance, leading the movement for financial well-being

[1] Represents pro forma adjusted tangible efficiency ratio (FTE) and pro forma cash ROTCE. See slide 32 of the merger of equals investor presentation filed by the Company on Form 8-K on February 7, 2019, for the illustrative combined financials.

Page 4

"Our increased capacity for investments, when combined with our revenue synergy opportunities, creates a compelling growth story which is one of the many reasons we believe this is the beginning of something epic."

Investment Thesis

Another question I have received is, "Why did you deviate from your core investment thesis, which seemed to be more focused on organic growth?" I actually would argue the merger with BB&T doubles down on our core investment thesis. Our owners have invested in SunTrust for three primary reasons:
(i) we remain focused on investing in growth and technology,
(ii) we have demonstrated success in improving our efficiency and returns, but still have potential for further improvements, and (iii) we have a strong capital position and risk profile, which has enabled us to return increasing amounts of capital to our owners. Every single one of these opportunities is meaningfully enhanced by our combination with BB&T.

Importantly, our financial performance directly supports our investment thesis; 2018 marked the seventh consecutive year of higher adjusted earnings per share (up 40%), improved efficiency (down 150 basis points[4]), and higher capital returns (up 41%). This progress, which builds upon a higher base each year, is just one indicator of the culture of continuous improvement and high performance we have instilled across the Company. While our investment thesis has remained consistent, our execution and performance intensity has improved each year. Another notable evolution is the increasing relevance of technology. While we have maintained a consistent focus on investing in growth, today, more than ever, much of that growth is dependent upon the investments we have made and continue to make in technology. Relatedly, technology is a critical driver of our ability to enhance our efficiency and effectiveness.



Adjusted Earnings Per Share[2]
$0.94
$2.19
$2.74
$3.24
$3.58
$3.60
$4.09
$5.74
2011 2012 2013 2014 2015 2016 2017 2018



Adjusted Tangible Efficiency Ratio[3]
71.5%
66.9%
65.3%
63.3%
62.6%
62.0%
61.0%
59.6%
2011 2012 2013 2014 2015 2016 2017 2018



Dividends & Share Buybacks as a % of Net Income
8%
11%
26%
48%
62%
73%
89%
103%
2011 2012 2013 2014 2015 2016 2017 2018

Investing in Growth & Technology

As a bank CEO, I cannot help but get excited about the pace of change we have seen within the banking industry. As an industry,

[2] 2012, 2013, 2014, and 2017 values represent adjusted earnings per share. The impact of excluding discrete items was ($1.04), $0.33, $0.01, and ($0.39) for 2012, 2013, 2014, and 2017, respectively. For the reconciliation to GAAP EPS for 2012, 2013, and 2014, please refer to page 22 of the 2016 Form 10-K. For the reconciliation to GAAP EPS for 2017, please refer to slide 23 of the 4Q18 earnings presentation.

[3] 2012, 2013, 2014, 2017, and 2018 values represent the adjusted efficiency ratio and adjusted tangible efficiency ratio. Adjusted figures are intended to provide management and investors information on trends that are more comparable across periods and potentially more comparable across institutions. For reconciliation to GAAP, please refer to slide 21 of the 4Q 18 earnings presentation.

[4] The reported efficiency ratio (FTE) for 2017 and 2018 was 63.1% and 61.0%, respectively. The adjusted efficiency ratio (FTE) for 2017 and 2018 was 61.9% and 60.3%, respectively. The adjusted tangible efficiency ratio (FTE) for 2017 and 2018 was 61.0% and 59.6%, respectively. Please refer to slide 21 of the 4Q 18 earnings presentation for GAAP reconciliation.

we have come a long way in terms of how we interact with our clients, the services we provide them, and the role technology plays within. In fairness, it can also be challenging because in many ways, it is hard to predict what the industry will look like 10 years from now. In 2018, I asked each of our line of business leaders to enhance their strategic planning process by assembling a diverse set of teammates to attend day-long sessions in our innovation lab to discuss the future of banking and map out what their specific business could look like in 2028 under a number of different scenarios. Much of our long-range strategic planning work in 2018 helped shape my thinking that a combination with BB&T would give us the requisite scale, capacity, and capabilities to significantly and quickly enhance our competitive position. At the same time, I have been and continue to be very optimistic about SunTrust’s standalone medium-term organic growth opportunities. Importantly, a significant amount of our growth and investment opportunities today are the result of the consistent, successful investments we made in prior years. While this is admittedly over simplified, our ‘go to market strategy’ is to deliver thoughtful advice to our clients and provide them with a superior client experience. To that end, we feel there are two primary growth levers for us—technology and talent. These two levers are not mutually exclusive; in each of our lines of business, we need both to win. Big picture, across the Company, our technology strategy is tied to three primary objectives: (1) Experience: our goal is to invest in digital platforms that enable clients to do business when, where, and how they choose. We want to put more capabilities at our clients’ fingertips and provide a superior, differentiated experience. (2) Efficiency: we must make the requisite investments to modernize our architecture and maximize agility. In many ways, the investments we make in technology are self-funded by the efficiencies that technology produces. (3) Security: we must leverage technology as a defense to provide cyber security, ensure we have adequate stability, and protect our clients’ information. In order for us to successfully execute our technology strategy, we recognize that we must leverage partnerships and APIs to connect our digital platforms to the broader financial services ecosystem and expand our products, solutions, and capabilities beyond the traditional banking channels. Given this, we feel partnerships are an essential driver of our ability to execute against the first two pillars of our strategy. We are also working to change the way we design and produce new and upgraded technologies. We recognize that change is constant, and continuous improvement is a must. Across the Company, we are focused on creating cross-functional agile delivery teams; this allows us to create, deploy, and enhance client-centric solutions better, faster, and more frequently. In 2018 alone, we assembled 75 agile teams to deploy new projects and upgrades. And finally, we are making significant investments in our back-end infrastructure. Our goal is to enhance the architecture of the Company with a cloud-based, open architecture framework. By building an open-architecture framework, we maximize our ability to design the optimal client experience by leveraging cloud-based platforms and APIs to more easily integrate apps, services, and digital experiences across the ecosystem. The cloud also enhances our efficiency and stability as it lowers our cost to serve and enables continuous deployment of upgrades without interrupting our service to clients. Going forward, our merger with BB&T accelerates our capacity to invest in transformational digital innovation and also gives us the opportunity to choose the best of both company’s technology and systems. Individually, SunTrust and BB&T are both coming from positions of strength—we have both made great progress in investing in client-friendly technology and modernizing our infrastructure. Together, we will lead with an innovative mindset, relentlessly focused on the client experience, in order to create a truly differentiated and sustainable competitive advantage. “Our goal is to invest in digital platforms that enable clients to do business when, where, and how they choose. We want to put more capabilities at our clients’ fingertips and provide a superior, differentiated experience.” Page 6

"These investments have put us at the center of when and where consumers make their lending decision. LightStream and third-party partnerships combined delivered approximately $2 billion in loan growth in 2018..."

Complementary and Diversified Business Mix

		BB&T	SunTrust	Combined
Primarily Regional	Retail Banking	●	●	✓+
	Consumer Lending	●	●	✓+
	Commercial Banking	●	●	✓+
	Small Business	●	●	✓+
	Payments	●	●	✓+
National	Wealth	●	●	✓+
	Insurance Brokerage	●	○	✓+
	Corporate & Investment Banking	●	●	✓+
	Mortgage Banking	●	●	✓+
	Specialty Finance	●	●	✓+
	Digital Lending	○	●	✓+

Consumer Segment

The pace of change in the Consumer business is tremendous; client preferences evolve dramatically each year and we strive to provide clients with a platform that allows them to do business with SunTrust at their convenience. For certain clients, that means ensuring that our branches and call centers are staffed with talented teammates who can assist with their full range of needs, from a simple transaction to lending to financial planning. For clients that are looking for more insightful advice around their financial goals and priorities, we have made concerted efforts to elevate our expertise by hiring and developing Premier Bankers and Private Financial Advisors.

For other clients, that means ensuring that we have digital platforms which allow them to accomplish all of their financial planning and transactions via self-service, at any hour of the day. We have made and continue to make investments in our mobile and online platforms to ensure we are providing for a frictionless experience and putting more functionalities at their fingertips. We have made great strides here; greater than 90% of our consumer products can now be opened with a mobile device, and our new payments platform in partnership with Zelle® makes it much easier for clients to execute P2P transactions. In fact, P2P users increased by 138% and transaction volumes increased by 300% in 2018.

In addition to the changes we have seen in mobile and online banking, the world of consumer lending has also evolved significantly. Fortunately, SunTrust has been at the forefront of this evolution. In 2012, we acquired LightStream, an online consumer lending platform, which provides financing to prime and super prime borrowers for the majority of consumer purchases (cars, home improvement projects, debt consolidation, etc.). Better yet, the application takes the average client less than 20 minutes to complete, and in many cases we are able to provide same-day funding. We strongly believe we have a headstart in this space, but we are highly focused on ensuring we make consistent investments to keep up with the pace of innovation and fully capitalize upon the competitive advantage that LightStream provides. We have also made significant investments in point-of-sale lending partnerships; today, we have three partners (two of which were added in 2018) which provide financing for home improvement-related projects. These investments have put us at the center of when and where consumers make their lending decision. LightStream and third-party partnerships combined delivered approximately $2 billion in loan growth in 2018, improving growth and returns within the Consumer Segment while also allowing us to reach a new set of clients (roughly 25% of production is from SunTrust clients).

In March, we introduced SmartGUIDE, our new fully digital mortgage application which takes an average client 37 minutes to complete (about half the time of a traditional mortgage application). Since its introduction, we have already achieved 64% adoption and should see further progress from here. This not only provides for a superior client experience, it also streamlines our underwriting process and reduces loan cycle origination times.

In addition to meeting the depository and lending needs of our Consumer clients, we are also highly focused on meeting their wealth management needs. Within Private Wealth Management (PWM), we are focused on having the right team, coverage model, and technology to support our clients and our teammates.

One of our primary areas of focus within PWM in 2018 was hiring new advisors and expanding into new markets. New production AUM in 2018 was $4.2 billion, 70% higher than 2017, which helped offset the market pressures we felt in the fourth quarter of 2018. We also introduced a new Digital Client Portal to our PWM clients which provides clients with a fully digital, bespoke, holistic view of all aspects of their financial lives and includes enhanced financial planning tools. One of the key benefits of the investments we have made in our Digital Client Portal is that we will be able to leverage the architecture we built for all clients across the bank. Bigger picture, I feel very good about the investments in technology and talent we have made across our Consumer Segment to enhance the client experience. My own confidence is validated by third-party recognition. We received a number of impressive awards in 2018 which are outlined on page 25 of this report; the most notable of these are the four Javelin leader awards for our mobile and online platforms, which represent very strong performance relative to our peers. BB&T has also received a number of impressive awards that support my earlier comment that we are both coming from a position of strength. Overall, 2018 was a very strong year for our Consumer Segment. Our healthy, broad-based balance sheet growth, the higher-rate environment, and well-controlled deposit costs drove a 4% increase in revenues relative to 2017. This strong revenue growth, combined with our ongoing efficiency initiatives, drove a 200-basis-point improvement in the Consumer Segment’s efficiency ratio. Going forward, we are excited about the opportunity we have to enhance our consumer banking delivery model by bringing together the best of both companies’ capabilities and strategies, and increasing our investments in client-friendly technology. We also benefit from certain revenue synergy opportunities including the ability to leverage our LightStream platform, SmartGUIDE application, and point-of-sale lending platform into an expanded client base. Wholesale Segment Within our Wholesale Segment, we have a clear competitive advantage because of our talent and our focus on the middle-market. We win because of the quality of our people, the advice they deliver, and the way we work together. More specifically, we deliver a comprehensive set of product capabilities and industry expertise to middle-market clients in a One Team manner. The competitive advantage we have in Wholesale today is largely the result of the investments we have made over the last 15 years in hiring, developing, and retaining talent. By way of background, during the Financial Crisis, several of our larger competitors were shrinking; however, we remained committed to investing in growth. This allowed us to capitalize on an opportunity to recruit key talent; many of the leaders we brought in at this time are the foundation for the superior middle-market corporate & investment banking platform we have built (which goes to market as SunTrust Robinson Humphrey, or STRH). To put numbers behind it, over the last 10 years, we have hired more than 800 bankers at STRH, and we will continue to recruit key talent into our platform each year. With the exception of a small energy boutique, Lantana, which we acquired in 2014, this growth has been organic. Today, STRH has eight industry practice groups and over 30 sub-industry verticals and a robust equity research and trading platform with over 700 small- and mid-cap companies under coverage. And, we deliver our full suite of capabilities from 14 different offices across the country. STRH’s revenues have increased at a strong 7% CAGR over the past five years. Technically, STRH is one of our three lines of business within Wholesale, with the other two being Commercial Banking and Commercial Real Estate (CRE). However, I don’t think about STRH as its own line of business—the lines are intentionally blurred between our three Wholesale lines of business. Our STRH platform exists to serve the capital markets needs of all Wholesale clients, not just our corporate and investment banking clients. In fact, 20% of our capital markets income in 2018 (investment banking and trading) was from our Commercial Banking, CRE, and Private Wealth clients, up from just 12% compared to the prior year. Across the industry, it is not common for commercial bankers, investment bankers, industry specialists, and product specialists to work cohesively—but this is exactly what happens at SunTrust every day—what we refer to as the One Team approach. “Across the industry, it is not common for commercial bankers, investment bankers, industry specialists, and product specialists to work cohesively—but this is exactly what happens at SunTrust every day—what we refer to as the One Team approach.” Page 8

Overall, 2018 was a good year for our Wholesale Segment, with our success driven by the strategies I described above. Revenue was up 2% relative to 2017 and the business maintained a strong efficiency ratio of 45%. Capital markets revenues declined for the first time in 11 years, which is largely a reflection of market conditions and our intentional pullback in the leveraged finance space, which was down 20% compared to 2017. To frame up the opportunity we have in our capital markets business, today we have a 2-3% market share (for our addressable market), and we feel our market share can easily double. So how do we get there? It comes down to three main levers: (1) Deepen: we have an opportunity to deepen the relationships we have with our existing clients. Today, we serve as the left lead for approximately 15% of our clients, and we would like to see that continue to grow over time, which will in turn improve our average fee per transaction. (2) Heighten: we will continue to elevate our expertise. In essence, we want to see M&A and equity (the two more strategic products) comprise a larger portion of our revenues. Today, these two businesses represent 31% of our capital markets revenues, but they are growing faster than debt capital markets, a good indicator of our increasing strategic relevance with clients. (3) Expand: we have a significant opportunity to expand our client base by bringing data and analytics to more effectively prospect the future clients who will benefit from more expertise. This is particularly true for our Commercial Banking and CRE businesses. We are also expanding our geographical reach. In 2018, we opened our fourth Commercial Banking expansion market in Houston (a market where we already have Corporate Banking and Private Wealth teams). And now, we will have a new client base from BB&T that can benefit from the strategic advice, product suite, and industry vertical expertise that we have built within Wholesale over the past 15 years. We had good underlying momentum across each of these three levers in 2018—left lead relationships grew by 11%, M&A and equity originations had record performance and increased 15%, and finally capital markets revenues from non-CIB clients increased 49%. We are highly optimistic about the revenue synergy opportunities that our combined Wholesale banking business has with BB&T. We will have the opportunity to deliver a leading middle-market investment banking platform into an expanded and established corporate and commercial banking client base with a larger balance sheet. We are also increasing our capacity for continued growth in capital markets, which had grown to comprise 24% of SunTrust’s fee income but will represent approximately 15% of the combined company’s fee income. It is no coincidence that this is the longest section of my annual letter to you, our owners. Investing in growth and technology is key to our success—but in order to create capacity for these investments, we must improve our efficiency. Improving Efficiency & Returns We achieved a key milestone in 2018 by reaching our sub-60% adjusted tangible efficiency ratio target. We initially declared this target back in 2011 when our efficiency ratio was 72%. At the time, this was a highly aspirational target; we did not know when we would get there, but it was important to be ambitious. For each of the last seven years, we have been making progress toward this goal and in 2018, we achieved 150 basis points of progress, ending the year at 59.6%5. The four pillars of our efficiency opportunity are organizational efficiency, technology enhancements, real estate, and procurement. Equally important, efficiency is a means to an end— it allows us to create capacity to invest in growth and technology (all the things I discussed in the previous section of the letter). Relatedly, focusing too much on one metric will not maximize our long-term value, which is why we have a broader focus on returns. In 2018, our ROA improved by 23 basis points and our ROTCE improved by 350 basis points6. In fairness, much of this improvement is reflective of the benefits of tax reform, but some of it is due to our internal focus on maximizing risk-adjusted returns. We want to ensure that as we extend our balance sheet, we do so in a way that is profitable and is appropriately priced for the risk we are taking. Strong Capital & Risk Position I’ve spent the majority of this letter outlining what we are doing on the ‘offense’ side of our business (areas of investment, areas of growth, and drivers of improved profitability), but as a financial services company, we are equally as focused on ensuring we have a strong defense. To that end, it is notable that 2018 marked the tenth anniversary of the Financial Crisis. While I don’t like to live in 5Represents adjusted tangible efficiency ratio (FTE). GAAP efficiency ratio (FTE) is 61.0% and down 210 bps from the prior year. See Table 29 in Item 7 (MD&A) of the Company’s 2018 Annual Report on Form 10-K for a reconcilement of non-U.S. GAAP measures and additional information. 6Reported ROE for 2017 and 2018 was 9.7% and 12.1%, respectively. See Table 29 in Item 7 (MD&A) of the Company’s 2018 Annual Report on Form 10-K for a reconcilement of non-U.S. GAAP measures and additional information.

59.6%

150 basis points improvement in adjusted tangible efficiency ratio in 2018[5]

16.9%

350 basis points improvement in ROTCE in 2018[6]

1.34%

23 basis points improvement in ROA in 2018

the past, and I certainly don't want to relive that period, I cannot help but be incredibly proud of all that we have accomplished over the last 10 years.

There were many lessons we learned in the Financial Crisis, and we have ensured that we truly internalized each of them, not the least of which is the importance of diversity. If you look at our loan portfolio today, we have significant diversity both by loan type and by geography, which is a reflection of our diverse business mix.

While our discipline has been consistent over the last ten years, the sophistication of our risk-monitoring tools has improved dramatically. As an example, for the past few years, we have been working on an enhanced Risk Appetite Framework (RAF), which we formally introduced in 2018. This RAF gives us the ability to measure our actual risk position, on a granular basis, compared to our moderate risk appetite, across all risk disciplines (credit risk, liquidity & market risk, operational risk, technology risk, etc.). Our risk committees and the Board review our actual risk profile against our established enterprise risk appetite on a quarterly basis.

In summary, the strength of our risk defense can be attributed to four main factors: (i) a strong capital and liquidity position which is appropriate for our risk profile; (ii) a diverse loan portfolio and conservative credit risk profile; (iii) a sophisticated and disciplined risk culture; (iv) and a low-market-risk business model.

Total Shareholder Return[7]	SunTrust	Peer Median[8]
2012	61%	22%
2013	31%	37%
2014	16%	9%
2015	5%	(2)%
2016	31%	30%
2017	20%	13%
2018	(20)%	(17)%
Cumulative Return	225%	123%

Cumulative Return	SunTrust	Peer Median[8]
3 year	27%	25%
5 year	53%	35%
7 year	225%	123%

Our risk profile is validated by our performance in the Federal Reserve's stress tests. While each year's test is not a perfect predictor of how our portfolio will perform under stress, our consistent and strong performance under the different scenarios for each of the last five years validates the diversity and strength of our portfolio and processes.

Importantly, the strong cultural alignment we have with BB&T also encompasses our risk cultures. Both SunTrust and BB&T have conservative risk cultures and that will not be compromised as we come together; in fact, together we benefit from increased diversity. We will also be in a unique position of producing best-in-class returns while having a strong balance sheet and low levels of credit risk.

Purpose & Culture

The most tangible way to measure our progress each year is through our financial performance. But the tangible results are the outcomes from our purpose focus. We believe we, as a Company, have a tremendous opportunity and responsibility to promote and enable financial confidence. This is why we exist, this is our purpose and our passion.

Given this, I measure our success by asking, 'How did we deliver on our purpose of *Lighting the Way to Financial Well-Being*? How did we enhance our culture as a Company this year? How did we improve the lives and career trajectories of our teammates?' As I reflect on our progress against these intangibles, I cannot help but be incredibly proud of our Company and the way we are building a different bank.

Importantly, our orientation as a purpose-driven Company is the foundation for our culture. Our culture is one where purpose, performance intensity, teamwork, trust, and a client-first mindset successfully co-exist. We have worked incredibly hard to cultivate this culture, and I hope that those of you who interact with us can feel it. Our purpose-driven culture drives how we go to market, how we interact with our clients, and what products and advice

[7]Source: Bloomberg. Dividends assumed to be reinvested in security.
[8]Peer group in 2017-2018 was BAC, BBT, CFG, FITB, HBAN, KEY, MTB, PNC, RF, USB, WFC. Peer group from 2012-2016 was BBT, CMA, COF, FITB, KEY, MTB, PNC, RF, USB, WFC. Cumulative return based on current peer group.

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“Our culture is exemplified in our ability to work together as One Team, agnostic to products and lines of business, with the ultimate goal of providing clients with the solution that meets their needs not ours.” we offer our clients. And finally, our culture is exemplified in our ability to work together as One Team, agnostic to products and lines of business, with the ultimate goal of providing clients with the solution that meets their needs, not ours. Our culture is also the foundation for our approach to the development and recruitment of our teammates. Our teammates are the lifeblood of the Company, and we feel that investing in our own is a key contributor to our future success. Over the past few years, we have worked to build out a robust set of development programs for teammates at all stages in their careers. Each year, we make significant investments to enhance and refine our program offerings. Our teammates give us great feedback on these as well— they recognize the investments we make in their development and their careers, and they become more engaged as a result. Our culture also serves as a source of strength in times of tragedy. I watched teammates from across the Company take heroic actions to help the families of those that lost their lives in the horrible shooting at our Midtown branch in Sebring, Florida, in January. No words or actions can express the deep mourning we share with the families and community, but the desire to give, serve, and stand strong together helped us take the first step toward healing. As the leader of this Company, I am incredibly proud of our purpose-driven culture and how we live it out on a daily basis. I encourage you to read more about it, including our onUp Movement and Momentum onUp, on pages 14–19. Conclusion I first want to thank our teammates for all that you accomplished in 2018—it is because of your passion for promoting financial confidence, helping our clients achieve smart growth, and providing a superior client experience that we are on our way to becoming the premier financial services institution. I am incredibly proud of the team we have at this Company, and we remain committed to investing in you. I also recognize there will be change as we move forward and merge with BB&T, but I commit to you that this change will be thoughtful, supportive, and compassionate. To our owners, thank you for your ownership in SunTrust. I hope that you, as owners, can appreciate all that we have done and will continue to do in order to continue driving long-term value. And finally, thank you to our Board of Directors and our executive leadership team. Your dedication, wisdom, experience, and expertise have been and will continue to be instrumental in strengthening our financial performance and long-term potential. Together, we will also remember and benefit from the outstanding service of Dr. Phail Wynn, our fellow Director and friend who passed away unexpectedly last year. It is with the utmost honor that I want to recognize him here. To conclude, I want to leave you with a few key takeaways. First, SunTrust and BB&T are coming together from positions of strength and we truly believe that this combination is one where two plus two equals five. Second, our conservative risk appetites will not be compromised by this combination, they will be enhanced. Relatedly, our mission and purpose-driven cultures will be amplified when combined, not diluted. And finally, we truly believe all stakeholders will benefit from this combination—together, we can better serve our clients, communities, teammates, and owners more than ever before. This merger of equals is the first step towards creating the premier financial institution and we are incredibly excited about the future. William H. Rogers, Jr. Chairman and Chief Executive Officer SunTrust Banks, Inc. February 22, 2019

Forward Looking Statements This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of BB&T and SunTrust. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on BB&T’s and SunTrust’s current expectations and assumptions regarding BB&T’s and SunTrust’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect BB&T’s or SunTrust’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between BB&T and SunTrust, the outcome of any legal proceedings that may be instituted against BB&T or SunTrust, delays in completing the transaction, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where BB&T and SunTrust do business, the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, the ability to complete the transaction and integration of BB&T and SunTrust successfully, and the dilution caused by BB&T’s issuance of additional shares of its capital stock in connection with the transaction. Except to the extent required by applicable law or regulation, each of BB&T and SunTrust disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding BB&T, SunTrust and factors which could affect the forward-looking statements contained herein can be found in BB&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its other filings with the Securities and Exchange Commission (“SEC”), and in SunTrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its other filings with the SEC. Additional Information about the Merger and Where to Find It In connection with the proposed merger with SunTrust, BB&T will file with the SEC a registration statement on Form S-4 to register the shares of BB&T’s capital stock to be issued in connection with the merger. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of BB&T and SunTrust seeking their approval of the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/ PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT BB&T, SUNTRUST, AND THE PROPOSED TRANSACTION. Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from BB&T at its website, www.bbt.com, or from SunTrust at its website, www.suntrust.com. Documents filed with the SEC by BB&T will be available free of charge by accessing BB&T’s website at http://bbt.com/ under the tab “About BB&T” and then under the heading “Investor Relations” or, alternatively, by directing a request by telephone or mail to BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina, (336) 733-3065, and documents filed with the SEC by SunTrust will be available free of charge by accessing SunTrust’s website at http://suntrust.com/ under the tab “Investor Relations,” and then under the heading “Financial Information” or, alternatively, by directing a request by telephone or mail to SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, Georgia 30308, (877) 930-8971. Participants in the Solicitation BB&T, SunTrust and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of BB&T and SunTrust in connection with the proposed transaction under the rules of the SEC. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the joint proxy statement/ prospectus regarding the proposed transaction when it becomes available. Additional information about BB&T, and its directors and executive officers, may be found in the definitive proxy statement of BB&T relating to its 2018 Annual Meeting of Shareholders filed with the SEC on March 15, 2018, and other documents filed by BB&T with the SEC. Additional information about SunTrust, and its directors and executive officers, may be found in the definitive proxy statement of SunTrust relating to its 2019 Annual Meeting of Shareholders filed with the SEC on March 8, 2019, and other documents filed by SunTrust with the SEC. These documents can be obtained free of charge from the sources described above. Page 12